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                                                                   EXHIBIT 23.01

               CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 9, 1996, included in this Joint Proxy Statement/Prospectus of N-T Holdings, Inc. and subsidiaries that is made a part of this Registration Statement (Form S-4) and Prospectus of N-T Holdings, Inc. and subsidiaries.

    We also consent to the incorporation by reference herein of our report dated November 10, 1995, with respect to the consolidated financial statements and schedule of PacifiCare Health Systems, Inc. included in its Annual Report (Form 10-K/A) for the year ended September 30, 1995, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Los Angeles, California
November 12, 1996